SCHEDULE 14A

                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

         Filed by the Registrant |X|

         Filed by a Party other than the Registrant |_|

         Check the appropriate box:

|_|   Preliminary Proxy Statement
                                              |_|  Confidential, for Use of the
                                                   Commission only (as permitted
                                                   by Rule 14a-6(e)(2))

|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              KEYNOTE SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        2) Form, Schedule or Registration Statement No.:

        3) Filing Party:

        4) Date Filed:

                                    Keynote
                                    The Mobile & Internet Performance Authority

                              Keynote Systems, Inc.
                          777 Mariners Island Boulevard
                           San Mateo, California 94404

                                                                January 28, 2008

         To our Stockholders:

      You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Keynote Systems, Inc. to be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Thursday, March 20, 2008 at 10:00 a.m., Pacific Time.

      The matters expected to be acted upon at the meeting are described in detail in the following notice of the 2008 Annual Meeting of Stockholders and proxy statement.

      We encourage you to use this opportunity to take part in the affairs of Keynote Systems, Inc. by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

      We look forward to seeing you at the meeting.

                                                       Sincerely,


                                                       /s/ Umang Gupta
                                                       -------------------------
                                                       Umang Gupta
                                                       Chairman of the Board and
                                                       Chief Executive Officer

                                    Keynote
                                    The Mobile & Internet Performance Authority


                              Keynote Systems, Inc.
                          777 Mariners Island Boulevard
                           San Mateo, California 94404

                NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS

         To our Stockholders:

      NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Keynote Systems, Inc. will be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Thursday, March 20, 2008 at 10:00 a.m., Pacific Time, for the following purposes:

            1. To elect seven members of Keynote's Board of Directors;

            2. To ratify the selection of Deloitte & Touche LLP as Keynote's independent registered public accounting firm for the fiscal year ending September 30, 2008; and

            3. To transact such other business as may properly come before the meeting or any adjournment.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice.

      Only stockholders of record at the close of business on January 21, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                             By Order of the Board of Directors,


                                             /s/ ANDREW HAMER

                                             Andrew Hamer
                                             Secretary

           San Mateo, California
           January 28, 2008

      Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.


                                                               TABLE OF CONTENTS

                                                                                                                               Page

      Proxy Statement for Annual Meeting of Shareholders                                                                         1

      Proposal No. 1--Election of Directors..................................................................................    3

            Nominees for Board of Directors.................................................................................     3

            Corporate Governance and Board Matters..........................................................................     5

            Director Compensation...........................................................................................     7

            Compensation Committee Interlocks and Insider Participation.....................................................     8

            Code of Ethics..................................................................................................     8

            Directors' Attendance at Annual Stockholder Meetings............................................................     8

      Proposal No. 2--Ratification of Selection of Independent Registered Public Accounting Firm.............................    9

            Audit and Related Fees..........................................................................................     9

      Report of the Audit Committee.........................................................................................    10

      Security Ownership of Certain Beneficial Owners and Management........................................................    11

      Compensation Discussion and Analysis..................................................................................    13

                  Summary Compensation Table...............................................................................     20

                  Grants of Plan-Based Awards...............................................................................    20

                  Outstanding Equity Awards at September 30, 2007...........................................................    21

                  Option Exercises in Fiscal 2007...........................................................................    22

      Equity Compensation Plans.............................................................................................    23

      Report of the Compensation Committee..................................................................................    24

      Certain Relationships and Related Transactions........................................................................    25

      Stockholder Proposals for the 2009 Annual Meeting of Stockholders.....................................................    25

      Compliance Under Section 16(a) of the Securities Exchange Act of 1934.................................................    25

      Other Business........................................................................................................    25

                                                           ----------------

      The Report of the Audit  Committee  and the Report of the  Compensation  Committee  contained  in this proxy  statement  are required by the Securities and Exchange  Commission.  The  information in these sections shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically  incorporate this information by reference into such filings. In addition, this information shall not otherwise be deemed to be "soliciting material" or to be filed under those Acts.


                              Keynote Systems, Inc.
                          777 Mariners Island Boulevard
                           San Mateo, California 94404

                               ------------------

                                 PROXY STATEMENT
                   FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

                               ------------------

                                January 28, 2008

      The accompanying proxy is solicited on behalf of the Board of Directors of Keynote Systems, Inc., a Delaware corporation, for use at the 2008 Annual Meeting of Stockholders to be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Thursday, March 20, 2008 at 10:00 a.m., Pacific Time. Only holders of record of our common stock at the close of business on January 21, 2008, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 17,176,152 shares of Keynote common stock outstanding. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees for director and the proposal presented in the accompanying notice of the Annual Meeting and this proxy statement. This proxy statement and the accompanying form of proxy will be first mailed to stockholders on or about February 8, 2008. Our annual report for the fiscal year ended September 30, 2007 is enclosed with this proxy statement.

         Voting Rights

      Holders of our common stock are entitled to one vote for each share held as of the record date.

         Vote Needed for a Quorum

      A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

         Vote Required to Approve Proposal No. 1

      With respect to Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal by the stockholders.

         Effect of Abstentions

      If stockholders abstain from voting, including brokers holding their customers' shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals.

         Effect of "Broker Non-Votes"

         If a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against certain "routine" matters, such as all of the proposals to be voted on at the Annual Meeting. If a broker votes shares that are unvoted by its customers for or against a proposal, these shares are considered present and entitled to vote at the Annual Meeting. These shares would count toward determining whether or not a quorum is present. These shares would also be taken into account in determining the outcome of the proposals.

      Although the proposals to be voted on at the Annual Meeting are considered "routine," where a matter is not "routine," a broker generally would not be entitled to vote its customers' unvoted shares. These so-called "broker non-votes" would count toward determining whether or not a quorum is present. However, these shares would not be taken into account in determining the outcome of any proposal that is not routine.

         Adjournment of Meeting

      In the event that sufficient votes are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

         Expenses of Soliciting Proxies

      We will pay the expenses of soliciting proxies to be voted at the Annual Meeting. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In these cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.

         Revocability of Proxies

      Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by any of the following methods:

        o a written instrument delivered to us stating that the proxy is revoked;

        o a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting; or

        o   attendance at the Annual Meeting and voting in person.

      Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares.

         Telephone or Internet Voting


      For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in "street name" that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with American Stock Transfer & Trust Co ("AST"), our transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with AST, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

      The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

      At the Annual Meeting, stockholders will elect directors to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and qualified or until a director's earlier resignation or removal. The size of our Board of Directors is currently set at seven members. Each of the current directors has been nominated for election by the Board of Directors and has decided to stand for re-election. The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote will be elected at the Annual Meeting to be our directors. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for a substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or, for good cause, will not serve as a director.

         Nominees for Board of Directors

      The names of the nominees for election to our Board of Directors at the Annual Meeting, and information about each of them, are included below.


                                                                                                                          Director
Name                              Age                                 Principal Occupation                                  Since
----                              ---                                 --------------------                                  -----
Umang Gupta                        58   Chairman of the Board and Chief Executive Officer of Keynote                        1997
David Cowan (2) (3)                42   General Partner of Bessemer Venture Partners                                        1998
Deborah Rieman*(2)                 58   Retired President and Chief Executive Officer of Check Point Software               2002
                                        Technologies Inc.
Mohan Gyani (1)                    56   Retired President and Chief Executive Officer of AT&T Wireless Mobility Services    2002

Raymond L. Ocampo Jr. (1) (3)      54   President and Chief Executive Officer, Samurai Surfer LLC                           2004
Jennifer Bolt (2)                  43   Executive Vice President, Operations and Technology of Franklin Resources, Inc.     2004

Charles M. Boesenberg (1)          59   Retired President and Chief Executive Officer of NetIQ, Inc.                        2006

         * Lead independent director
         (1) Member of our Audit Committee
         (2) Member of our Compensation Committee
         (3) Member of our Nominating and Governance Committee


      Umang Gupta has served as one of our directors since September 1997 and as our Chief Executive Officer and Chairman of the Board of Directors since December 1997. Previously, he was a private investor and an advisor to high-technology companies and the founder and chairman of the board and chief executive officer of Gupta Corporation. He previously held various positions with Oracle Corporation and IBM. Mr. Gupta holds a B.S. degree in chemical engineering from the Indian Institute of Technology, Kanpur, India, and an M.B.A. degree from Kent State University.

      David Cowan has served as one of our directors since March 1998. Since August 1996, Mr. Cowan has served as a General Partner of Bessemer Venture Partners, a venture capital investment firm. Mr. Cowan is also a director of several private companies. Mr. Cowan holds an A.B. degree in mathematics and computer science and a M.B.A. degree from Harvard University.

      Deborah Rieman has served as one of our directors since January 2002 and as our lead independent director since April 2004. Since June 1999, Dr. Rieman has managed a private investment fund. From July 1995 to June 1999, Dr. Rieman was the President and Chief Executive Officer of Check Point Software Technologies Inc., an Internet security software company. Dr. Rieman also serves as a director of Corning Inc., Kintera, Inc., and Tumbleweed Communications Inc. Dr. Rieman holds a Ph.D. degree in mathematics from Columbia University and a B.A. degree in mathematics from Sarah Lawrence College.

      Mohan Gyani has served as one of our directors since January 2002. Mr. Gyani has been a private investor since December 2004. He served as Chief Executive Officer and Chairman of Roamware from May 2003 to December 2003. Mr. Gyani was a senior advisor to the Chairman and Chief Executive Officer of AT&T Wireless from January 2003 to December 2004. He served as President and Chief Executive Officer of AT&T Wireless Mobility Services from February 2000 to January 2003. From 1995 to 1999, Mr. Gyani served as Executive Vice President and Chief Financial Officer of AirTouch Communications. Mr. Gyani is a member of the boards of directors of SIRF Technology Holdings, Inc., Safeway Inc., Epiphany Inc., Union Bank of California, Mobile TeleSystems and three private companies. Mr. Gyani holds an M.B.A. degree and a B.A. degree in business administration from San Francisco State University.

      Raymond L. Ocampo Jr. has served as one of our directors since March 2004. Since April 2004, Mr. Ocampo has served as President and Chief Executive Officer of Samurai Surfer LLC, a consulting and investment company. In November 1996, Mr. Ocampo retired from Oracle Corporation, where he had served in various senior and executive positions since 1986, most recently as Senior Vice President, General Counsel and Secretary since September 1990. Mr. Ocampo is a member of the boards of directors of CytoGenix, Inc., Intraware, Inc. and PMI Group, Inc. Mr. Ocampo holds a J.D. degree from Boalt Hall School of Law at the University of California at Berkeley and an A.B. degree in Political Science from the University of California, Los Angeles.

      Jennifer Bolt has served as one of our directors since April 2004. Ms. Bolt has served as Executive Vice President, Operations and Technology of Franklin Resources, Inc., a financial services company since June 2006. Prior to that time, she served in various other capacities for Franklin Resources, Inc. or its subsidiaries. Ms. Bolt serves as chairman of Franklin Capital Corporation and Franklin Templeton Bank & Trust, director of Fiduciary Trust Company International and is a member of Franklin Resources, Inc.'s Executive Committee. Ms. Bolt is also a member of the board of Templeton Global Growth Fund Ltd and a member of the boards of other private companies. Ms. Bolt holds a B.A. degree in economics and physical education from the University of California at Davis.

      Charles M. Boesenberg has served as one of our directors since September 2006. From January 2002, Mr. Boesenberg served as Chairman, CEO and President of NetIQ, Inc. before it was acquired by Attachmate Corporation in June 2006. From March 2000 to December 2001, Mr. Boesenberg served as President of Post PC Ventures, a management and investment group. Mr. Boesenberg was president and CEO of Integrated Systems, Inc. (ISI), a provider of embedded systems software, from 1998 until ISI merged with Wind River Systems in February of 2000. Mr. Boesenberg joined ISI from Magellan, where he was CEO From 1992 to 1994. Mr. Boesenberg currently serves on the boards of directors of Callidus Software Inc., Interwoven, Inc., Rackable Systems, Inc and other private companies. He holds a B.S. in mechanical engineering from the Rose Hullman Institute of Technology and an M.S. in business administration from Boston University.


                 The Board Recommends a Vote FOR the Election of
                        Each of the Nominated Directors.

         Corporate Governance and Board Matters

            Corporate Governance

      Keynote maintains a corporate governance page on its website which includes information about its corporate governance initiatives, including Keynote's Code of Business Conduct and Ethics, Code of Ethics for Chief
Executive Officer and Senior Financial Department Personnel, Corporate Governance Guidelines and charters for the committees of the board of directors. The corporate governance page can be found at www.keynote.com, by clicking on "Company," on "Investor Relations," and then on "Corporate Governance."

      Keynote's policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of The NASDAQ Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

        o A majority of the Board members are independent of Keynote and its management;

        o All members of the key Board committees--the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee--are independent;

        o   Keynote has appointed  a Lead Independent Director;

        o The independent members of the Board of Directors meet regularly without the presence of management. Dr. Rieman, the lead independent director, presides at these executive sessions;

        o Keynote has a clear code of business conduct that is annually affirmed by its employees;

        o The charters of the Board committees clearly establish their respective roles and responsibilities;

        o Keynote's Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

        o Keynote has adopted a code of ethics that applies to its Chief Executive Officer and all senior members of its finance department, including our Chief Financial Officer; and

        o   Keynote has adopted corporate governance guidelines and principles.


            Director Independence

      The Board of Directors has determined that each of our directors is an independent director as defined by the rules of The NASDAQ Stock Market, other than Mr. Gupta, who serves as an employee of Keynote as our Chief Executive Officer. In addition, the Board has determined that each member of the Audit Committee meets the additional independence criteria of the SEC required for Audit Committee membership.

            Board Meetings

      The Board of Directors met five times during the fiscal year ended September 30, 2007. During this period each director attended at least 75% of the total number of meetings held by the Board and by all committees of the Board on which such director served, during the period that such director served.

            Board Committees

      Our Board of Directors has a Compensation Committee, an Audit Committee and a Nominating and Governance Committee. Each committee operates pursuant to a written charter; copies of these written charters are available on our website at www.keynote.com.

      Compensation Committee. The current members of our Compensation Committee are Mr. Cowan, Dr. Rieman and Ms. Bolt. Ms. Bolt serves as the chair. The Board of Directors has determined that each member of the Compensation Committee is an independent director as defined by the rules of The NASDAQ Stock Market, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an outside director within the meaning of
Section 162(m) of the Internal Revenue Code. The Compensation Committee considers and approves, or reviews and makes recommendations to our Board concerning salaries for our officers and incentive compensation for our officers and employees. The Compensation Committee also administers our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan. The Compensation Committee met five times during the fiscal year ended September 30, 2007.

     Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

    o evaluates the qualifications, independence and performance of our independent registered public accounting firm;

    o determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the audit fee;

    o discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

    o approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

    o monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

    o    reviews our critical accounting policies and estimates; and

    o annually reviews the Audit Committee charter and the committee's performance.

      The current members of our Audit Committee are Mr. Gyani, Mr. Ocampo and Mr. Boesenberg. Mr. Gyani serves as the chair. The Board of Directors has determined that each member of the Audit Committee is an independent director as defined by the rules of the Securities and Exchange Commission and The NASDAQ Stock Market, and that each of them is able to read and understand fundamental financial statements. The Board of Directors has also determined that each of Mr. Gyani and Mr. Boesenberg is an "audit committee financial expert" within the meaning of the rules of the Securities and Exchange Commission and is "financially sophisticated" within the meaning of the rules of The NASDAQ Stock Market. The Audit Committee met eight times during the fiscal year ended September 30, 2007.

      Nominating and Governance Committee. The current members of our Nominating and Governance Committee are Mr. Cowan, and Mr. Ocampo. Mr. Ocampo currently serves as the chair. The Board of Directors has determined that each member of the Nominating and Governance Committee is an independent director as defined by the rules of The NASDAQ Stock Market. Our Nominating and Governance Committee identifies, considers and recommends candidates to serve as members of the Board, makes recommendations regarding the structure and composition of the Board and Board committees and oversees the annual Board evaluation process. The Nominating and Governance Committee is also responsible for overseeing, reviewing and making periodic recommendations concerning Keynote's corporate governance policies. The Nominating and Governance Committee did not have formal meetings during the fiscal year ended September 30, 2007, but acted through informal communications.

            Consideration of Director Nominees

      Our Nominating and Governance Committee generally identifies nominees for our Board based upon recommendations by our directors and management. The Nominating and Governance Committee will also consider recommendations properly submitted by our stockholders in accordance with the procedure set forth in our bylaws. Stockholders can recommend qualified candidates for our Board by writing to our corporate secretary at Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404. Submissions that are received that meet the criteria outlined below will be forwarded to the Nominating and Governance Committee for review and consideration. We request that any such recommendations be made at least three months prior to the end of the fiscal year ending September 30, 2008 to ensure adequate time for meaningful consideration by the Nominating and Governance Committee. The Nominating and Governance Committee intends to review periodically whether a more formal policy regarding stockholder nominations should be adopted.

      The goal of the Nominating and Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the Nominating and Governance Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Nominating and Governance Committee does not use different standards to evaluates nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

            Stockholder Communication with Our Board

      Our stockholders may communicate with our Board of Directors or any of our individual directors by writing to them c/o Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404. In addition, all communications that are received by our Chief Executive Officer or Chief Financial Officer that are directed to the attention of our Board are forwarded to our Board.

         Director Compensation

      Directors who are employees of Keynote do not receive compensation from Keynote for the services they provide as directors. Members of the Board of Directors who are not employees of Keynote receive cash and equity compensation for their service as directors.

      Cash Compensation. Non-employee directors are each paid an annual retainer fee of $25,000; this payment is subject to a director attending at least three of the four regularly scheduled Board meetings during the fiscal year and at least 75% of the total number of Board meetings held during the fiscal year. In addition, members of the Compensation Committee and the Nominating and Governance Committee are each paid an annual fee of $5,000, and members of the Audit Committee are each paid an annual fee of $10,000. The cash retainers earned for the 2007 fiscal year by each of our non-employee directors are indicated in the table below. All directors are also reimbursed for their reasonable expenses in attending Board and Board committee meetings.

      Equity Compensation. Our non-employee directors receive both automatic option grants and discretionary option awards under our 1999 Equity Incentive Plan. On the date he or she becomes a director, a new non-employee director receives an automatic option grant to purchase 60,000 shares of our common stock. These options vest over four years, with one-quarter of the shares subject to the option vesting on the earlier of one year following the director's appointment to the Board of Directors or the first annual meeting of our stockholders following the grant of the option; the remaining shares subject to these automatic grants vest ratably on a monthly basis following the initial vesting date. The vesting of the options will accelerate in full upon a change of control of Keynote. The automatic option grants have an exercise price equal to the fair market value of our common stock on the date of grant and a ten year term. In addition to these automatic option grants, our non-employee directors receive discretionary option awards annually for committee service and upon re-election at the annual meeting of stockholders. In fiscal 2007, the Board of Directors made discretionary option awards to non-employee directors for service on our standing committees, and on March 22, 2007, the date of our 2007 Annual Meeting of Stockholders, each non-employee director who was re-elected to the Board of Directors received an option to purchase 15,000 shares of our common stock. Options for 5,000 shares were awarded for service on one of our three standing committees; in addition, the chair of the Audit Committee received an option for an additional 5,000 shares and the chairs of our Compensation Committee and our Nominating and Governance Committee each received options for an additional 2,000 shares. The options awarded for committee service vest monthly during the fiscal year and were fully vested at September 30, 2007. The options awarded at the 2007 Annual Meeting of Stockholders do not commence vesting until our 2010 Annual Meeting of Stockholders and then vest ratably on a monthly basis with each option to be fully vested at our 2011 Annual Meeting of Stockholders. The discretionary options also have an exercise price equal to the fair market value of our common stock on the date of grant and a ten year term; these options will vest in full upon a change of control of Keynote.

Options were awarded to, and cash fees earned by, our non-employee directors during fiscal 2007 in the following amounts:

                              Director Compensation
                           Fees Earned or Paid in Cash

------------------------------ ----------------------------- ------------------------------- --------------------------
            Name               Fees Earned or                Option Awards (2)(3)            Total
            ----               Paid in Cash                  --------------                  -----
------------------------------ ----------------------------- ------------------------------- --------------------------
Charles M. Boesenberg          $35,000                       $60,108        (4)(5)           $95,108
------------------------------ ----------------------------- ------------------------------- --------------------------
Jennifer Bolt                  30,000                        $55,332        (4)(5)           $85,332
------------------------------ ----------------------------- ------------------------------- --------------------------
David Cowan                    35,000                        $84,993        (4)(5)           $119,993
------------------------------ ----------------------------- ------------------------------- --------------------------
Mohan Gyani                    35,000                        $84,955        (4)(5)           $119,955
------------------------------ ----------------------------- ------------------------------- --------------------------
Raymond L. Ocampo, Jr.         40,000                        $59,197        (4)(5)           $99,197
------------------------------ ----------------------------- ------------------------------- --------------------------
Deborah Rieman                 30,000                        $78,551        (4)(5)           $108,551
------------------------------ ----------------------------- ------------------------------- --------------------------
Geoff Penney (1)               20,000                        $23,918           (5)           $43,918
------------------------------ ----------------------------- ------------------------------- --------------------------


(1) Mr. Penney did not stand for re-election as a director at the 2007 Annual Meeting of Stockholders. Accordingly, his term ended on March 22, 2007.

(2) The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R), of stock option awards issued pursuant to the 1999 Equity Incentive Plan and thus include amounts from outstanding stock option awards granted during and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements for the fiscal year ended September 30, 2007, as included in our Annual Report on Form 10-K. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. These amounts reflect Keynote's accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee director.

(3) As of September 30, 2007, each non-employee director has the following number of shares subject to options outstanding: Charles M. Boesenberg: 80,000; Jennifer Bolt: 124,000; David Cowan: 170,000; Mohan Gyani: 175,000; Raymond L. Ocampo, Jr.: 140,000; and Deborah Rieman: 160,000.

(4) An option to purchase 15,000 shares of our common stock was granted on March 22, 2007 at an exercise price of $13.51 per share. The option will vest ratably over a 12-month period commencing on the date of the 2010 Annual Meeting of Stockholders and concluding on the date of the 2011 Annual Meeting of Stockholders. The vesting of the option accelerates in full upon a change of control. The grant date fair value for each of these option grants was $31,135.

(5) On February 2, 2007, an option to purchase 10,000 shares of our common stock, with a grant date fair value of $19,566, was granted to each of Messrs. Cowan, Gyani and Ocampo, an option to purchase 5,000 shares, with a grant date fair value of $8,783, to each of Mr. Boesenberg and Dr. Rieman, an option to purchase 7,000 shares, with a grant date fair value of $13,696, to Ms. Bolt, and an option to purchase 12,000 shares, with a grant date fair value of $28,640, to Mr. Penney. Each of these options has an exercise price of $12.51 per share. One-third of the shares subject to the options were vested on the grant date, with the remainder vesting ratably on a monthly basis through September 30, 2007.

         Compensation Committee Interlocks and Insider Participation

      None of the members of the Compensation Committee has at any time since our formation been one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

         Code of Ethics

      We have adopted a code of ethics that applies to our Chief Executive Officer and senior financial personnel, including our Chief Financial Officer, controller and all other employees engaged in the finance organization of Keynote. This code of ethics is posted on our website at http://www.keynote.com.

         Directors' Attendance at Annual Stockholder Meetings

      Keynote encourages its Board members to attend its annual meeting of stockholders, but does not require attendance. Four of our directors attended our 2007 Annual Meeting of Stockholders. Mr. Gupta, Chairman of the Board and our Chief Executive Officer, has attended all of our annual meetings.

                                 PROPOSAL NO. 2

   RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP ("Deloitte") as the independent registered public accounting firm for the fiscal year ending September 30, 2008, and our stockholders are being asked to ratify such selection. Representatives of Deloitte will be present at the Annual Meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions.

      Ratification by our stockholders of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Deloitte as a matter of good corporate practice. If our stockholders fail to ratify this selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Keynote and our stockholders.

      The Board Recommends a Vote FOR the Ratification of the Selection of
                             Deloitte & Touche LLP

         Audit and Related Fees

      During the fiscal year ended September 30 2007, Deloitte served as Keynote's independent registered public accounting firm. During the fiscal year ended September 30 2006, KPMG LLP ("KPMG") served as Keynote's independent registered public accounting firm. The aggregate fees billed by Deloitte for professional services rendered during fiscal year ended September 30 2007, and the aggregate fees billed by KPMG for professional services rendered during fiscal year ended September 30 2006 were as follows:

        o Audit Fees. The aggregate fees billed by Deloitte for professional services rendered for the audit of Keynote's annual consolidated financial statements, the audit of Keynote's internal control over financial reporting, and review of the condensed consolidated financial statements included in Keynote's quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements were $1,279,647, for the fiscal year ended September 30, 2007. The aggregate fees billed by KPMG for professional services rendered for the audit of Keynote's annual consolidated financial statements, and review of the consolidated financial statements included in Keynote's quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements, and auditing services related to acquisitions were $1,864,000 for the fiscal year ended September 30, 2006;

        o Audit-Related Fees. There were no fees billed by Deloitte and no fees billed by KPMG for assurance and related services reasonably related to the performance of the audit or review of Keynote's consolidated financial statements that are not reported above under "Audit Fees" for the fiscal years ended September 30, 2007 and September 30, 2006;

        o Tax Fees. There were no fees billed by Deloitte and no fees billed by KPMG for professional services rendered for tax compliance and tax advice planning for the fiscal years ended September 30, 2007 and September 30, 2006; and

        o All Other Fees. For the fiscal years ended September 30, 2007 and September 30, 2006, there were no fees billed by Deloitte or KMPG for consultants related to Sarbanes-Oxley 404 compliance.

      The Audit Committee determined that the provision of these services was compatible with maintaining Deloitte's independence for the fiscal year ended September 30, 2007 and was compatible with maintaining KPMG's independence for the fiscal year ended September 30, 2006.

                          REPORT OF THE AUDIT COMMITTEE

      The Audit Committee has reviewed Keynote's audited consolidated financial statements for the fiscal year ended September 30, 2007 and has met with the management of Keynote and its independent auditors to discuss the audited consolidated financial statements. Keynote's management has represented to the Audit Committee that Keynote's audited consolidated financial statements were prepared in accordance with generally accepted accounting principles.

      The Audit Committee has discussed with Keynote's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, AU Section 380. The audit committee has received from Keynote's independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with them their independence. The Audit Committee has also considered whether the provision of non-audit services by Keynote's independent auditors is compatible with maintaining the independence of the independent auditors.

      Based on the review and discussions noted above, the Audit Committee recommended to Keynote's Board of Directors that the audited consolidated financial statements be included in Keynote's annual report on Form 10-K for the fiscal year ended September 30, 2007, and be filed with the Securities and Exchange Commission.

                                                       Audit Committee

                                                       Mohan Gyani
                                                       Raymond L. Ocampo Jr.
                                                       Charles M. Boesenberg

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table presents information as to the beneficial ownership of our common stock as of December 31, 2007 by:

        o each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

        o   each of our directors;

        o our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers as of September 30, 2007; and

        o   all of our directors and executive officers as a group.

      The percentage ownership is based on 17,789,656 shares of common stock outstanding, excluding shares of treasury stock, as of December 31, 2007. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of December 31, 2007, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise noted, the address for each stockholder listed below is c/o Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404.


 Name of Beneficial Owner                                       Shares Beneficially
                                                                       Owned
                                                                       -----
                                                               Number of
Name of Beneficial Owner                                         Shares      Percent
------------------------                                       ---------    ---------
 Directors and Named Executive Officers:

Umang Gupta (1) ............................................   3,080,233       17.31%

Donald Aoki (2) ............................................     358,938        2.02%

Raymond L. Ocampo Jr.(3) ...................................     162,444           *

David Cowan (4) ............................................     152,166           *

Mohan Gyani (5) ............................................     138,750           *

Deborah Rieman (6) .........................................     118,750           *

Jennifer Bolt (7) ..........................................      86,000           *

Andrew Hamer (8) ...........................................      75,519           *

Jeffrey Kraatz (9) .........................................      53,957           *

Charles M. Boesenberg (10) .................................      31,250           *

Johannes Reis ..............................................       2,974           *

All 14 directors and executive officers as a group (11) ....   4,702,974       26.44%

5% Stockholders:

David J. Greene & Co (12) ..................................   1,360,098         7.65%

Dimensional Fund Advisors, LP (13) .........................   1,220,470         6.86%

Renaissance Technologies Corp. (14) ........................   1,192,900         6.71%

S Squared Technology (15) ..................................   1,174,300         6.60%

---------------------


  * Indicates beneficial ownership of less than 1%.

(1) Includes 1,411,700 shares subject to options exercisable within 60 days of December 31, 2007.

(2) Includes 25,752 shares held by the Aoki family trust, 2,842 shares held by Mr. Aoki as trustee for his minor children, and 350 shares held by the Frank and Jeanne Aoki Revocable Trust, over which Mr. Aoki exercises investment power. Mr. Aoki disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. Also includes 322,289 shares subject to options exercisable within 60 days of December 31, 2007.

(3) Includes 34,716 shares held by Raymond L. Ocampo Jr. and Sandra O. Ocampo, Trustees of Ocampo Revocable Trust UTA May 30, 1996, and 105,000 shares subject to options exercisable within 60 days of December 31, 2007.

(4) Includes 133,750 shares subject to options exercisable within 60 days of December 31, 2007.

(5) Represents 138,750 shares subject to options exercisable within 60 days of December 31, 2007.

(6) Represents 118,000 shares subject to options exercisable within 60 days of December 31, 2007.

(7) Represents 86,000 shares subject to options exercisable within 60 days of December 31, 2007.

(8) Represents 75,519 shares subject to options exercisable within 60 days of December 31, 2007.

(9) Represents 53,957 shares subject to options exercisable within 60 days of December 31, 2007.

(10) Represents 31,250 shares subject to options exercisable within 60 days of December 31, 2007.

(11) Includes 4,722,170 shares subject to options exercisable within 60 days of December 31, 2007.

(12) Based solely on information provided by David J. Greene & Company, LLC in its 13G Form, as amended, filed with the Securities and Exchange Commission on January 24, 2008. The address of this entity is 599 Lexington Avenue, 12th Floor, New York, NY 10022.

(13) Based solely on information provided by Dimensional Fund Advisors, LP in its 13F Form, as amended, filed with the Securities and Exchange Commission on October 25, 2007. The address of Dimensional is 1299 Ocean Avenue, Santa Monica, CA 90401.

(14) Based solely on information provided by Renaissance Technologies, Corp. in its 13F Form, as amended, filed with the Securities and Exchange Commission on November 14, 2007. The address of this entity is 800 Third Avenue, 33rd Floor, New York, NY 10022.

(15) Based solely on information provided by S Squared Technology in its 13G Form, as amended, filed with the Securities and Exchange Commission on January 7, 2008 and represents 964,200 shares held by S Squared Technology LLC ("SST") and 210,100 shares held by S Squared Technology Partners, C.P. ("SSTP"). Seymour L. Goldblatt is President of each of SST and SSTP and owns a majority of the interests of SST. Kenneth Goldblatt owns a majority of the interests of SSTP. The address of these entities is 515 Madison Avenue, New York, NY 10022.

                      COMPENSATION DISCUSSION AND ANALYSIS

              Introduction

     This compensation discussion and analysis describes the material elements of compensation awarded to each of our executive officers who are identified in the Summary Compensation Table on page 19 (the "named executive officers"). This discussion and analysis serves as an introduction to the executive compensation information provided in narratives, tables and footnotes that follow. This discussion and analysis contains statements about individual and company performance targets and goals, and the likelihood of achieving these targets and goals, in the limited context of our compensation programs. Those statements should not be understood to be statements of our expectations or estimates of future performance or other guidance, and should not be applied to other contexts. These statements are subject to many risks and uncertainties, including, but not limited to, those identified in our Form 10-K for fiscal year ended September 30, 2007 under "Item 1A. Risk Factors."

     Our compensation committee performs at least annually a strategic review of our executive officers' overall compensation to determine whether they provide adequate incentives and motivation to our executive officers. Our compensation committee's most recent overall compensation review occurred in October 2007. During each fiscal year, the compensation committee meets with our Chief Executive Officer to review the objectives of Keynote and its executives for such year and to establish parameters for performance-based year-end bonus awards. Bonus awards for executives other than the chief executive officer may be based on achievement of corporate objectives as well as on achievement of personal objectives as determined by the chief executive officer. Personal objectives are established by the chief executive officer at the beginning of the fiscal year and usually involve a mix of quantitative and qualitative goals. At the conclusion of each fiscal year, the compensation committee meets with the chief executive officer to review the performance of Keynote and its executive officers against the corporate performance objectives and parameters that were established for eligibility for performance-based bonuses and to award year-end cash bonuses accordingly or, in the case of the chief executive officer, to approve a performance-based cash bonus subject to ratification by the board of directors.

     Our Chief Executive Officer makes recommendations to the Compensation Committee about the compensation of named executive officers other than our Chief Executive Officer. In setting the compensation for named executive officers other than our Chief Executive Officer, the Compensation Committee gives weight to the recommendations of our Chief Executive Officer, but final decisions about the compensation of our named executive officers are made by the Compensation Committee. The Compensation Committee determines the compensation of the chief executive officer outside of his presence.


     General Compensation Policy and Objectives


     Our executive compensation program is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with the performance of our company on both a short-term and long-term basis. Keynote's compensation philosophy for executive officers is to relate compensation to individual and corporate performance. Accordingly, our compensation programs are designed with a framework of rewards, in the short term and the long term, for meeting and exceeding measurable company-wide goals and individual goals. Within this overall philosophy, the elements of compensation for our named executive officers include base salaries, cash incentive bonuses, and equity incentive awards.

     We view these components of compensation as related but distinct. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the competitive market, our view of internal equity and consistency, individual performance and overall company performance. We have not relied on specific third-party compensation studies or surveys, until our most recent compensation decisions regarding our Chief Executive Officer compensation for fiscal 2008. Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. However, the compensation committee's philosophy is to have a significant portion of an employee's compensation performance-based, while providing the opportunity to be well rewarded through equity if the company performs well over time. We also believe for technology companies, stock-based compensation is the primary motivator in attracting employees, rather than cash compensation.

     From time to time, special business conditions may warrant additional compensation to attract, retain or motivate executives. Examples of such conditions could include acquisitions, recruiting or retaining specific or unique talent, and recognition for exceptional contributions. In these situations, the Compensation Committee considers the business needs and the potential costs and benefits of special rewards.

     We account for equity compensation paid to our employees under SFAS 123(R), which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

     The Compensation Committee has engaged Compensia, Inc., an executive compensation consultant to assist the Compensation Committee in establishing compensation for our Chief Executive Officer for fiscal year ending September 30, 2008. Compensia was identified and engaged directly by the Compensation Committee and has not provided any other services to the Company. We have not previously utilized third party consulting firms in determining executive compensation.

     Elements of Compensation

     The three material elements of our named executive officer compensation program are base salary, cash incentive awards and equity incentive awards.

     Base Salary

     We seek to provide our senior management with a base salary that is appropriate for their roles and responsibilities, and that provides them with a level of income stability. The Compensation Committee reviews base salaries annually, and adjusts them from time in light of market conditions. For fiscal year ended September 30, 2007, the base salaries of our named executive officers were determined for each individual by evaluating his scope of responsibility, historical qualitative performance and other contributions, prior experience and salary history, and salaries for similar positions at comparably sized companies. The Compensation Committee made its compensation decisions based on its subjective judgment taking into account the available information, and in setting salaries for fiscal year ended September 30, 2007, the Compensation Committee considered base salary increases for all of our named executive officers. After careful consideration, the Compensation Committee approved increases for Messrs. Gupta and Hamer. Mr. Kraatz' base salary was increased by $25,000 in connection with his promotion to Senior Vice President Worldwide Sales and Services in April 2007. The base salary of Mr. Reis, which was initially determined in connection with the negotiations regarding his employment arrangement in connection with the acquisition of SIGOS in April 2006, remained the same. The base salary of Mr. Aoki also remained the same. The Compensation Committee believed the salary levels for fiscal year ended September 30, 2007 would serve as an effective means of retaining these individuals.

     For the fiscal year ended September 30, 2007, the Compensation Committee approved an increase to Mr. Gupta's base salary in the amount of $16,000, from $284,000 to $300,000. The Compensation Committee considered the Company's performance in fiscal year ended September 30, 2006, Mr. Gupta's overall and cash compensation history at the Company, and the Compensation Committee's understanding of cash compensation paid to chief executive officers of other public and private companies. The Compensation Committee determined that this additional salary was fair and reasonable in view of its' qualitative assessment of Mr. Gupta's expected contributions in his role, our business needs, the potential costs and benefits, including the retentive and incentive benefits. The Compensation Committee also believed that this additional pay would serve the purpose of retaining Mr. Gupta as our Chief Executive Officer.

     During fiscal year ended September 30, 2007, the Compensation Committee increased the base salary of Mr. Hamer by $6,000 from $200,000 to $206,000. The Compensation Committee determined that Mr. Hamer should receive a cost of living adjustment. During fiscal year ended September 30, 2007, the Compensation Committee also increased the base salary of Mr. Kraatz by $25,000 from $150,000 to $175,000 in connection with his promotion, and determined that such increase was warranted based on his increased responsibilities. The Compensation Committee did not adjust the base salaries of Messrs. Aoki or Reis during fiscal year ended September 30, 2007. The Compensation Committee determined that compensation for each of Mr. Aoki and Reis should be more closely aligned with their cash incentive award potential and any increase in their respective compensation should result from exceeding target goals described below.

     Mr. Gupta's base salary for 2008 was increased to $330,000. In determining his base salary for fiscal 2008, the Compensation Committee considered the report of Compensia, its compensation consultant. The salary increase for Mr. Gupta was based on a review of peer public software industry companies that the Compensation Committee believed to be similar to our company in terms of size, financial results and geographic location. These peer companies consisted of:
Activeidentity, BroadVision, Callidus Software, Captaris, Chordiant Software, DivX, Document Sciences, Echelon, Entrust, Guidance Software, KANA Software, Kintera, NetManage, New Market Technology, Pervasive Software, Saba Software, SoftBrands, Synplicity, Tumbleweed Communications and Visual Sciences.

     Cash Incentive Awards

     Each of our named executive officers is eligible to receive incentive cash compensation based on individual performance and, in the case of only our Chief Executive Officer and Chief Financial Officer in fiscal 2007, our corporate performance for the entire year. The Compensation Committee met with our Chief Executive Officer to review the objectives of Keynote and its executives for the fiscal year ended September 30, 2007 and to establish parameters for performance-based year-end bonus awards.

     Personal management by objectives (MBOs) and Corporate MBOs are established at the beginning of the fiscal year. Corporate MBOs include quantitative goals, while Personal MBOs involve a mix of quantitative and qualitative goals. In general, the Compensation Committee designed its named executive officer incentive bonus targets to ensure that each of the named executive officers had interests that were aligned with those of our stockholders and that the named executive officers are provided incentives to maximize their efforts throughout the year.

     For fiscal year ended September 30, 2007, the individual MBOs on-target bonuses varied for each named executive officer, with a range of 20% to 138% of base salary. Mr. Hamer's on-target bonus was 20% of his base salary and Mr. Aoki's on-target bonus was 37.5% of his base salary. The on-target bonus for Mr. Kraatz was 138% of base salary, with much of his bonus directly related to the amount of services sold because of his responsibility for the sales function at our company. Mr. Reis did not have a specific on-target bonus; rather his bonus was based on the financial performance of the SIGOS mobile business. Our named executive officers who are responsible for sales and service functions were gathered toward the high end of this range and the others were gathered at the bottom of this range, reflecting our compensation philosophy to link specific cash based elements of compensation to our near term financial performance, and to increase the percentage of total cash compensation represented by cash incentive awards where doing so would have the greatest impact on revenue generation.

     The on-target bonus amounts for each of the named executive officers for fiscal year ended September 30, 2007 were as follows:


                                 ---   -------------------------- ------------------------- -------------------------

     --------------------------        On-Target Bonus            Minimum Bonus             Maximum Bonus
     Name                              On-Target Bonus            Minimum Bonus             Maximum Bonus
     ---------------------------       -------------------------- ------------------------- -------------------------
     Umang Gupta                       $180,000                   $0                        $360,000(1)
     Donald Aoki                       75,000                     0                         150,000
     Andrew Hamer(2)                   40,000                     0                         60,000
     Jeffrey Kraatz                    225,000                    0                         (3)
     Johannes Reis                        -  (4)                  0                         $227,515(5)
---
(1)  If the corporate objectives described below for Mr. Gupta were exceeded,
     Mr. Gupta could have received up to 200% of his target bonus.
(2)  If the corporate objectives described below for Mr. Hamer were exceeded,
     Mr. Hamer could have received a maximum bonus of up to $60,000.
(3)  There was no cap on the maximum bonus amount to be paid to Mr. Kraatz. We anticipated that any bonus amount be proportionately increased based on the level by which we exceeded the target amounts.
(4)  Mr. Reis did not have a specific on-target bonus for fiscal year 2007.
(5)  Mr. Reis was eligible to receive up to 100% of his salary, which for fiscal
     2007 was 160,008 Euros. Based on an exchange rate of 1.4219 (which was the exchange rate as of September 28, 2007, the last trading date of fiscal
     2007)), Mr. Reis' salary in U.S. dollars would have been $227,515.


     For fiscal 2008, the on-target bonus amounts are 60% of base salary, in the case of our Chief Executive Officer, 100% for Messrs. Aoki and Mr. Kraatz, and 30% for Mr. Hamer. The specific potential bonus amounts for Mr. Reis has not yet been determined, although Keynote anticipates that the revenue and EBIT targets will be similar to those of fiscal 2007, and the potential bonus amounts are expected to be higher. The on-target bonus amounts for each of the named executive officers for the fiscal year ending September 30, 2008 are as follows:


                             --    ------------------------- -------------------------- -------------------------

Name                               On-Target Bonus           Minimum Bonus              Maximum Bonus
----------------------------       ------------------------- -------------------------- -------------------------
Umang Gupta                        $198,000                  $0                         $396,000(1)
Donald Aoki                        75,000                    0                          150,000
Andrew Hamer(2)                    61,800                    0                          103,000
Jeffrey Kraatz                     175,000                   0                          (3)
Johannes Reis                            -                   0                          $227,515(4)

(1) If the corporate objectives described below for Mr. Gupta are exceeded, Mr.
Gupta could receive up to 200% of his target bonus.
(2) If the corporate objectives described below for Mr. Hamer are exceeded, Mr.
Hamer could receive a maximum bonus of up to $103,000.
(3) There is no cap on the maximum bonus amount that may be paid to Mr. Kraatz.
We anticipate that any bonus amount would be proportionately increased based on the level by which we exceed the target amount of revenues for fiscal 2008.
(4) Mr. Reis will be eligible to receive up to 100% of his annual base salary.
Based on the exchange rate, the amount in U.S. dollars may be higher or lower as of the end of fiscal 2008.


     Personal MBOs.

     Each named executive officer, other than our Chief Executive Officer, typically has a number of Personal MBO goals for the fiscal year. The specific Personal MBO goals, and the relative weighting of each, is determined by our Chief Executive Officer and confirmed by the Compensation Committee. Bonus payments associated with Personal MBO goal achievement are based on the degree to which each the objective is achieved, as determined by the Compensation Committee, based on the assessments and recommendations of our Chief Executive Officer.

     For the fiscal year ended September 30, 2007, the Personal MBO goals for our Chief Financial Officer, Mr. Hamer, were established and reviewed quarterly, focusing on the management of his area of responsibility. For the first and second quarters of fiscal 2007, Mr. Hamer's Personal MBO goals were maintaining budgetary controls on general and administrative costs, and delivering monthly financial packages. For the third quarter for fiscal 2007, Mr. Hamer's goals were the finance and accounting organization achieving "an employee morale" rating greater than the company average and achieving a building leasing goal. For the fourth quarter of fiscal 2007, Mr. Hamer's goals were maintaining budgetary controls for costs and enhancing investor relations. For the fiscal year ended September 30, 2007, Mr. Hamer earned bonus payments of $15,933 in the aggregate as a result of achievement of 50% of the goals for the first quarter, 100% of the goals in each of the second and third quarters and 66.6% achievement of the goals for the fourth quarter.

     For the fiscal year ended September 30, 2007, the Personal MBO goals for our Senior Vice President and General Manager of Customer Experience Management, Mr. Aoki, focused on maintaining and growing CEM worldwide revenues from the sales of WebEffective licenses, Custom Research, Keynote Competitive Research CE Rankings and Web Excellence services. Two-thirds of Mr. Aoki's target bonus of $75,000 was payable if Keynote achieved a worldwide CEM revenue goal of $12,600,000, or $3,150,000 per quarter. In addition, one-third of Mr. Aoki's target bonus was payable upon the achievement of the targeted CEM Contribution Margin, which consisted of CEM recognized revenue less cost of goods (consulting personnel and directly attributable costs) engineering, sales and product management allocated to CEM. For the fiscal year ended September 30, 2007, Mr. Aoki earned cash payments of $19,944, in the aggregate as a result of achievement of 26.7 % of the target bonus.

     For the fiscal year ended September 30, 2007, the Personal MBO goals for our Vice-President of Worldwide Sales and Services, Mr. Kraatz, were based on Keynote revenue in North America and Asia Pacific. Based on the achievement of revenue goals, Mr. Kraatz was eligible to receive a target commission of $225,000. Mr. Kraatz was eligible to receive a specified percentage of recognized revenue in a given quarter from the North America and Asia Pacific regions. For the fiscal year ended September 30, 2007, Mr. Kraatz earned cash payments of $82,828, in the aggregate as a result of achievement of 36.8% of the target commission that is based on the North America and Asia Pacific revenue goal.

     For our President of Keynote-SIGOS Gmbh, Mr. Reis, the Personal MBO goals focused on Keynote SIGOS revenues and earnings before taxes (EBIT) achieved under German generally accepted accounting principles during calendar year 2007. Based on the achievement of revenues above (euro)14.0 million ($19.9 million based on the exchange rate of 1.4219 at the end of fiscal 2007) and EBIT above
(euro)1.4 million ($1.99 million), Mr. Reis was eligible to receive up to 100% of his base salary, depending on the amount of revenues and EBIT. For calendar year ended 2007. Mr. Reis earned cash payments of (euro)67,938 ($96,601).

     For the fiscal year ended September 30, 2008, the objectives for Mr. Hamer focus on maintaining budgetary controls on general and administrative costs, and delivering timely financial packages. The objectives for Mr. Aoki focus on maintaining and growing worldwide revenues from the sales of WebEffective licenses, Custom Research, Keynote Competitive Research CE Rankings and Keynote Scorecard. The objectives of Mr. Kraatz are directly related to worldwide revenues of Keynote while the objectives of Mr. Reis are directly related to revenues and EBIT of Keynote-SIGOS Gmbh.

     Corporate MBOs. For fiscal year ended September 30, 2007, the Compensation Committee selected operating cash flow goals and revenue goals for the corporate goals because it believed that these measures are strongly correlated with stockholder value creation, improvement in these measures aligns with our overall growth strategy, we and our investors see these measures as among the most critical of our financial information, and these measures balance growth and profitability. The Compensation Committee also selected these measures to establish appropriate checks and balances among our financial objectives and to provide the strongest composite of indicators of our overall annual performance. The operating cash flow goals and the revenue goals were set at levels intended to reward our Chief Executive Officer and our Chief Financial Officer for achieving results that met our expectations. The Corporate MBOs were initially established for the Chief Executive Officer and the Chief Financial Officer, as it was believed that they had the most company-wide perspective in their roles, whereas the other named executive officers had a narrower, more domain-focused responsibility.

     The Compensation Committee believes that to provide for an appropriate incentive effect, our Chief Executive Officer and our Chief Financial Officer should only be rewarded for achievement of at least a minimum threshold of a particular Corporate MBO goal, with the opportunity to receive more as the performance levels increase. With respect to operating cash flow, 50% of the Corporate MBO for fiscal 2007 service was payable if Keynote achieved operating cash flow of $11.0 million. A linear payout of 0% to 200% (of such 50% of the Corporate MBO) was payable upon achievement of such operating cash flow goal, within a range extending from 80% of the operating cash flow goal (0% payout) to 120% of the operating cash flow goal (200% payout). With respect to revenue, 50% of the Corporate MBO was payable if Keynote achieved the revenue goal of $72.0 million, as calculated under generally accepted accounting principles of the United States or Germany, depending on the jurisdiction in which the revenue was generated. A linear payout of 0% to 200% (of such 50% of the Corporate MBO) was payable upon achievement of such revenue goal, within a range extending from 80% of the revenue goal (0% payout) to 120% of the revenue goal (200% payout). Accordingly, our Chief Executive Officer and Chief Financial Officer would not have received a payment for the portion of the 2007 target bonus that was based on a company performance goal if the minimum achievement threshold level (80%) of a particular goal was not met. Conversely, if the achievement threshold of a particular goal was exceeded, our Chief Executive Officer and Chief Financial Officer would have received a payment amount that exceeded his respective target bonus associated with that goal, with a maximum bonus of 200% of the target amount for such Corporate MBO.

     For the fiscal year ended September 30, 2007, Messrs. Gupta and Hamer earned cash payments of $293,710, and $32,634, respectively, as a result of achievement of goals related to company performance, representing 200% of the target bonus that was based on the operating cash flow goal and 126% of the target bonus that was based on the revenue goal.

     For fiscal year ending September 30, 2008, the Compensation Committee has adopted EBIDTA goals instead of operating cash flow goals (in addition to revenue) as the second corporate financial performance objective. The rationale for substituting operating EBIDTA for operating cash flow was because Keynote had operated the business of SIGOS for over two years, allowing for normalization between bookings and revenues from the SIGOS business. A linear payout of 0% to 200% (of such 50% of the Corporate MBO) remained payable upon the achievement of such EBIDTA goal, within a range extending from 80% of the EBIDTA goal (0% payout) to 120% of the EBIDTA goal (200% payout). However, the specific revenue goal amount was changed for fiscal 2008, and although the linear payout of 0% to 200% (of such 50% of the Corporate MBO) remained payable upon the achievement of the new revenue goal, the range has been modified to 90.9% of the revenue goal (0% payout) to 109.1% of the revenue goal (200% payout).

     Because our Compensation Committee views cash bonuses as a reward for strong performance, we generally set company performance objectives at levels that would only be achieved if we improved on our past levels of performance. Accordingly, we generally believe that these targets are difficult to achieve and require a high level of execution and performance by our executives.

     We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award.

     Long-Term Equity Awards

     Each named executive officer is eligible to receive equity awards, which the Compensation Committee believes will reward the named executive officers if stockholder value is created over the long-term, as the value of the equity awarded increases with the appreciation of the market value of our common stock. Accordingly, the primary purpose of our long-term equity awards is to align the interests of the named executive officers with those of the stockholders through incentives to create stockholder value. Equity awards also improve our ability to attract and retain our executives by providing compensation that is competitive with market levels.

     Our equity compensation plan provides for awards of: stock options, restricted stock, and stock bonuses, although to date we have only issued stock options. We use stock options to link executive officer compensation directly to increases in the price of our common stock, which reflects increases in stockholder value. Stock options therefore compensate our executive officers only if our stock price increases after the date of grant and the executive officer remains employed for the period required for the stock option to vest and become exercisable. The Compensation Committee thus considers stock options a particularly effective incentive and retention tool because it motivates our executive officers to increase stockholder value and remain with our company.

     Stock option grants are typically awarded to executive officers upon hiring or promotion, in connection with a significant change in responsibilities, or sometimes to achieve additional ownership in the Company. All stock options granted to executive officers are granted with an exercise price equal to the market closing price of our common stock on the date of grant. Each year, the Compensation Committee reviews the equity ownership of our executive officers and considers whether to make an additional award and takes into account our company-wide stock option refresh policy. In order to qualify for an additional option grant, the employee must have a strong performance evaluation rating. In making determinations as to additional grants of options to executive officers, the Compensation Committee remains sensitive to the potential dilutive impact and accounting expense of stock option grants, and also takes into account, on a subjective basis and on the advice of the chief executive officer, in the case of other named executive officers, the responsibilities, past performance and anticipated future contribution of the executive, the competitiveness of the executive's overall compensation package, as well as the executive's existing equity holdings, accumulated realized and unrealized stock option gains, and the potential reward to the executive if the market value of our common stock appreciates.

     During fiscal year ended September 30, 2007, Mr. Kraatz was our only named executive officer to receive options to purchase shares of our common stock, and received an award of options to purchase 60,000 shares. Mr. Kraatz received his option award in connection with his promotion to Senior Vice President, Worldwide Sales and Services. This specific amount was recommended by our Chief Executive Officer to reflect Mr. Kraatz' promotion to an executive officer position and to increase Mr. Kraatz' amount of unvested stock options to help provide an additional retention incentive. The option vests and becomes exercisable over a four year period as to 25% of the shares subject to the option one year from date of grant and as to 2.083% of the shares each succeeding month. The Compensation Committee selected this vesting schedule for this grant as it is consistent with our standard vesting schedule for all grants to new employees, and our understanding of competitive market practice. Details of the option granted to our named executive officers in fiscal year ended September 30, 2007 is disclosed in the Grants of Plan-Based Awards table below.

     During fiscal 2008, after consulting with Compensia, the Compensation Committee granted, with ratification by the Board, an option to purchase 400,000 shares of our common stock to our Chief Executive Officer, subject to vesting over two years. The Compensation Committee considered the fact that Mr. Gupta's previous option grant would be fully vested in December 2007 and took into account our overall performance in fiscal 2007 as well as Mr. Gupta's overall compensation package.

     We also have an employee stock purchase plan that enables eligible employees to periodically purchase shares of our common stock at a discount. Participation in this plan is available to all executive officers on the same basis as our other employees.

     We do not have any program, plan or obligation that requires us to grant equity compensation on specific dates and we have not made equity grants in connection with the release or withholding of material non-public information.

     Other than the equity plans described above, we do not have any equity security ownership guidelines or requirements for our executive officers.

     Employee Benefits.

     All of our named executive officers are eligible to participate in our 401(k) plan (which includes our matching contributions), health and dental coverage, life insurance, disability insurance, paid time off, and paid holidays on the same terms as are available to all employees generally.

     Severance Arrangements.

     We entered into an employment agreement with Umang Gupta, our Chief Executive Officer, in December 1997 and amended this agreement in November 2001. This agreement, as amended, establishes Mr. Gupta's annual base salary and eligibility for benefits and bonuses. This agreement continues until it is terminated upon written notice by Mr. Gupta or us. We must pay Mr. Gupta his salary and other benefits through the date of any termination of his employment. If his employment is terminated by us without cause or through his constructive termination due to a material reduction in his salary or benefits, a material change in his responsibilities or a sale of us if he is not the chief executive officer of the resulting combined company, we must also pay his salary for six additional months after that date.

     Pursuant to an offer letter dated March 21, 1997 with Don Aoki, our Senior Vice President and General Manager of Customer Experience Management, if we terminate Mr. Aoki without cause, we must pay Mr. Aoki's base salary for up to 12 months or until Mr. Aoki finds new employment, whichever occurs first. Pursuant to a promotion letter dated December 21, 2005 with Andrew Hamer, our Chief Financial Officer, if we terminate Mr. Hamer's employment with or without cause, we must provide Mr. Hamer with either three months notice or must pay Mr. Hamer three months of his base salary. Pursuant to a promotion letter dated April 4, 2006 with Jeffrey Kraatz, our Senior Vice President, Worldwide Sales and Services, if we terminate Mr. Kraatz's employment with or without cause, we must provide Mr. Kraatz with either three months notice or must pay Mr. Kraatz three months of his base salary plus his average incentive compensation as averaged over the previous year. Pursuant to an addendum to an existing employment agreement effective as of April 3, 2006, if we terminate Johannes Reis, our President of Keynote-SIGOS with or without cause, we must pay Mr. Reis' 12 months of his base salary.

     Change in Control Arrangements.

     Under Mr. Gupta's employment agreement, as amended, all shares subject to Mr. Gupta's options, and any options granted in the future, would vest in full 90 days following a sale of us if Mr. Gupta is not the chief executive officer of the resulting combined company. If his employment is terminated by us without cause or through his voluntary termination, and if he assists in the transition to a successor chief executive officer, vesting of the shares subject to his options would continue for an additional 12 months. If his employment is terminated by us without cause or due to his death or through his constructive termination due to a material reduction in his salary or benefits or a material change in his responsibilities, the shares subject to his options would vest in an amount equal to the number that would vest during the six months following this termination. If his employment is terminated by us for cause or due to his disability or through his voluntary termination where he does not assist in the transition to a successor chief executive officer, the vesting of any shares subject to his options would cease on the date of termination.

     The options that we grant to our executive officers other than our chief executive officer, as described above, under our 1999 Equity Incentive Plan generally provide for acceleration of the vesting of such options upon the occurrence of specified events. If the executive officer is terminated without cause following a sale of our company that occurs within 12 or less months after the date of grant of the option, that option vests immediately with respect to 25% of the shares subject to that option. If the executive officer is terminated without cause following a sale of our company that occurs more than 12 months after the date of grant of the option, that option vests immediately with respect to all of the shares subject to that option. All shares subject to options held by Messrs. Aoki, Hamer, Kraatz and Reis, and any options granted in the future to these executive officers, would accelerate under these circumstances. With respect to these options, a sale of our company includes any sale of all or substantially all of our assets, or any merger or consolidation of us with or into any other corporation, corporations, or other entity in which more than 50% of our voting power is transferred. Cause is defined to mean (i) willfully engaging in gross misconduct that is materially and demonstrably injurious to us; (ii) willful and continued failure to substantially perform the executive officer's duties (other than incapacity due to physical or mental illness), provided that this failure continues after our board of directors has provided the executive officer with a written demand for substantial performance, setting forth in detail the specific respects in which it believes the executive officer has willfully and not substantially performed his or her duties and a reasonable opportunity (to be not less than 30 days) to cure the failure. A termination without cause includes a termination of employment by the executive officer within 30 days following any one of the following events: (x) a 10% or more reduction in the executive officer's salary that is not part of a general salary reduction plan applicable to all officers of the successor company; (y) a change in the executive officer's position or status to a position that is not at the level of vice president or above with the successor (or, with respect to Mr. Hamer, at the level of Chief Financial Officer or above); or (z) relocating the executive officer's principal place of business, in excess of fifty (50) miles from the current location of such principal place of business.

     The intent of these arrangements is to enable the named executive officers to have a balanced perspective in making overall business decisions, and to be competitive with market practices. The Compensation Committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave the company before a transaction closes. We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code. Rather, we allow the named executive officer to reduce the benefit received or defer the accelerated vesting of options to avoid excess payment penalties.

     The options that we grant to our non-employee directors under the automatic option grant provision of our 1999 Equity Incentive Plan provide that any unvested shares subject to these options will become immediately exercisable and fully vested upon a transaction that results in a change of control.

     Details of each individual named executive officer's change in control benefits, including estimates of amounts payable in specified circumstances, are disclosed under "Potential Payments Upon Termination or Change in Control - Other Change in Control Arrangement" below.

     Limitations on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits Keynote to a deduction for federal income tax purposes of no more than $1 million of compensation paid to our Chief Executive Officer, our Chief Financial Officer and the next three most highly compensated executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has considered the requirements of Section 162(m) and believes that stock option grants made to our Chief Executive Officer, our Chief Financial Officer and other applicable officers satisfy the requirements for "performance-based compensation" and are, therefore, exempt from the limitations on deductibility. However, deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). The Compensation Committee's present intention is to comply with Section 162(m) unless the Compensation Committee believes that these requirements are not in the best interest of Keynote or its stockholders.

                           Summary Compensation Table

     The following table presents compensation information for the fiscal year ending September 30, 2007 paid or accrued to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of September 30, 2007 (the "named executive officers").


                                                                                        Non-Equity
                                                                                        Incentive
                                     Fiscal                                 Option         Plan        All Other
Name and Principal Position           Year        Salary        Bonus      Awards(1)   Compensation  Compensation(2)    Total
---------------------------           ----        ------        -----      ---------   ------------  ---------------    -----
Umang Gupta                           2007    $   300,000   $            $   879,435    $293,710     $    2,566      $1,475,711
    Chief Executive Officer
Andrew Hamer                          2007        201,500                    151,309        45,134        2,366         400,309
    Vice President of Finance and
    Chief Financial Officer
Donald Aoki                           2007        200,000                    107,543        19,944        2,386        329,873
    Senior Vice President and
    General Manager of Customer
    Experience Management
Jeffrey Kraatz                        2007        162,500(3)                 116,501         82,828       2,201        364,030
    Senior Vice President,
    Worldwide Sales and Services
Johannes Reis                         2007        227,515                     96,086         53,944      21,707        399,252
    President of Keynote-SIGOS
    Gmbh(4)

---------------------

(1) The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R), of stock option awards issued pursuant to the 1999 Equity Incentive Plan and thus include amounts from outstanding stock option awards granted during and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements for the fiscal year ended September 30, 2007, as included in our Annual Report on Form 10-K. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. These amounts reflect Keynote's accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officer.
(2)   To the officers in the U.S., the amounts disclosed in the All Other
      Compensation column consist of Keynote's matching contributions under our 401(k) plan and 2007 long-term disability insurance premium the company paid for the officers. For Mr. Reis, this amount consists of the tax value of Company Car Allowance and ESPP sale.
(3) The annual base salary of Mr. Kraatz was increased from $150,000 to $175,000 in connection with his promotion to Senior Vice-President, Worldwide Sales and Services effective April 1, 2007.
(4) Mr. Reis' base salary for fiscal 2007 was 160,008 Euros. Based on an exchange rate of 1.4219, which was the exchange rate as of September 28, 2007 (the last trading date of fiscal 2007), Mr. Reis' salary in U.S.
      dollars would have been $227,515.



                                                   Grants of Plan-Based Awards

                       The following table presents the grants made to each of our named executive officers:

------------------- ------------ ---------------------------------------------- -------------- ----------------- ----------------
                                   Estimated Future Payouts Under Non-Equity
                                           Incentive Plan Awards(1)
                                                                                  Number of
                                 ----------------------------------------------    Shares       Exercise Price      Grant Date
                                   Threshold        Target         Maximum       Underlying    of Option Awards    Fair Value of
        Name        Grant Date        ($)            ($)             ($)           Options        ($/Share)      Option Awards ($)
------------------- ------------ -------------- --------------- --------------- -------------- ----------------- ----------------
Umang Gupta                        $ 0          $ 198,000       $ 396,000
------------------- ------------ -------------- --------------- --------------- -------------- ----------------- ----------------
Andrew Hamer                       $ 0          $ 61,800        $ 103,000
------------------- ------------ -------------- --------------- --------------- -------------- ----------------- ----------------
Donald Aoki                        $ 0          $ 75,000        $ 150,000
------------------- ------------ -------------- --------------- --------------- -------------- ----------------- ----------------
Jeffrey Kraatz        4/1/07       $ 0          $ 175,000             -           60,000(2)         $13.42          $141,763
------------------- ------------ -------------- --------------- --------------- -------------- ----------------- ----------------
Johannes Reis                      $ 0                -         $227,515(3)
------------------- ------------ -------------- --------------- --------------- -------------- ----------------- ----------------

(1) Represents bonuses payable pursuant to the bonus plans for fiscal 2008 described in "Compensation Discussion and Analysis.
(2) Option is exercisable as to (i) 25% of the total shares as of April 1, 2008, the first anniversary date after the grant date, and (ii) 2.083% of the total number of shares each month thereafter. The option has a term of 10 years and is subject to acceleration as described under "Severance and Other Change of Control Arrangements."
(3)  Mr. Reis was eligible to receive up to 100% of his salary, which for fiscal
     2007 was 160,008 Euros. Based on an exchange rate of 1.4219 (which was the exchange rate as of September 28, 2007, the last trading date of fiscal
     2007), Mr. Reis' salary in U.S. dollars would have been $227,515.


                     2007 Outstanding Equity Awards at Fiscal Year-End

      The table below summarizes outstanding equity awards held by each of our named executive officers at September 30, 2007:


                 Number of
                 Securities      Number of
                 Underlying      Securities
                Unexercised      Underlying
                   Options      Unexercised
                    (#)           Options      Option Exercise
                Exercisable         (#)             Price      Option Expiration
Name                 (1)       Unexercisable         ($)              Date
----------------------------- ---------------- --------------- -----------------
Umang Gupta           300,000                0          $70.00         1/17/2010
               -------------- ---------------- --------------- -----------------
                      700,000                0            7.52        11/12/2011
               -------------- ---------------- --------------- -----------------
                   437,499(2)           62,501           11.68          2/3/2016
               -------------- ---------------- --------------- -----------------
Andrew Hamer            7,291           17,709           10.31          7/1/2016
               -------------- ---------------- --------------- -----------------
                       31,249           43,751           12.85          1/1/2016
               -------------- ---------------- --------------- -----------------
                       28,125           21,875           11.61         6/20/2005
               -------------- ---------------- --------------- -----------------
Donald Aoki            16,250           13,750           11.98          7/1/2015
               -------------- ---------------- --------------- -----------------
                       19,791            5,209           13.01         7/16/2014
               -------------- ---------------- --------------- -----------------
                        7,291           17,709           10.31          7/1/2016
               -------------- ---------------- --------------- -----------------
                      120,000                0            9.02         7/18/2011
               -------------- ---------------- --------------- -----------------
                       35,000                0            7.27          7/1/2012
               -------------- ---------------- --------------- -----------------
                       40,000                0           10.73         7/18/2013
               -------------- ---------------- --------------- -----------------
                       17,707            7,293           12.76        11/16/2014
               -------------- ---------------- --------------- -----------------
                       13,750                0            8.00         6/28/2009
               -------------- ---------------- --------------- -----------------
                       30,000                0           35.87         8/11/2010
----------------------------- ---------------- --------------- -----------------
Jeffrey Kraatz         23,020           41,980           11.00          4/4/2016
               -------------- ---------------- --------------- -----------------
                       20,000           20,000           12.98          9/1/2015
               -------------- ---------------- --------------- -----------------
                            0           60,000           13.42          4/1/2017
----------------------------- ---------------- --------------- -----------------
Johannes Reis               0           80,000           11.00          4/4/2016
               -------------- ---------------- --------------- -----------------
                            0           25,000           10.31          7/1/2016
----------------------------- ---------------- --------------- -----------------


(1) Unless otherwise noted, all options vest as to 25% of the shares of common stock underlying it on the first anniversary from the date of grant and as to 2.0833%of the underlying shares monthly thereafter until fully vested.

(2) Vests as to 4.1667% of the shares of common stock underlying it on a monthly basis after the date of grant until fully-vested.

                              2007 Option Exercises

     The table below summarizes the options exercised by each of our named executive officers for the fiscal year ended September 30, 2007.





                  Number of shares
                     acquired on      Value realized on
      Name             exercise            exercise
----------------- ----------------- ----------------------
Umang Gupta                 600,000             $3,344,954
----------------- ----------------- ----------------------
Donald Aoki                  45,000                290,250
----------------- ----------------- ----------------------


     Equity Compensation Plans

     As of September 30, 2007, we maintained our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan, both of which were approved by our stockholders. The following table information about equity awards under those plans as of September 30, 2007:

                      (a)                   (b)                   (c)
--------------------- --------------------- --------------------- ----------------------
                                                                    Number of Shares
                                                                   Remaining Available
                                                                        for Equity
                      Number of Shares to                           Compensation Plans
                         be Issued Upon       Weighted-Average      (Excluding Shares
                           Exercise of        Exercise Price of    Reflected in Column
    Plan Category      Outstanding Options   Outstanding Options           (a))
===================== ===================== ===================== ======================
Equity compensation
 plans approved by
 stockholders                     5,722,813                $14.21           1,246,819(1)
--------------------- --------------------- --------------------- ----------------------
Total                             5,722,813                 14.21              1,246,819
--------------------- --------------------- --------------------- ----------------------

(1) Of these, 1,119,946 shares remained available for grant under the 1999 Equity Incentive Plan and 602,727 shares remained available for grant under the 1999 Employee Stock Purchase Plan. All of the shares available for grant under the 1999 Equity Incentive Plan may be issues as restricted stock, although we do not currently intend to do so.

  The following table summarizes the value of benefits payable to each named executive officer pursuant to the arrangements described above:



                              Termination                          Termination following
                                                                   a Change of Control
                           ------------------------------ --------------------------------------
Name                         Severance      Acceleration    Severance          Acceleration of
                                             of                              Equity Vesting(1)
                                          Equity Vesting
-------------------------- -------------- --------------- ------------------ -------------------
Umang Gupta                $  150,000 (2)              --  $     150,000 (2)  $      121,897 (3)
Don Aoki                   $  200,000 (4)              --  $     200,000 (4)  $       91,057 (5)
Andrew Hamer               $   51,500 (6)              --  $      51,500 (6)  $      137,108 (7)
Jeffrey Kraatz             $   58,333 (8)              --  $      58,333 (8)  $      126,557 (9)
Johannes Reis              $ 227,515 (10)              --  $    227,515 (10)  $     293,400 (11)


(1) Calculated based on the termination in connection with a change of control taking place as of September 30, 2007, the last day of our most recent fiscal year; the closing price of $13.73 per share is used which was the closing price of Keynote common stock on September 28, 2007, the last trading day of our most recent fiscal year.

(2)  Reflects continued base salary for 6 months following termination.

(3) Reflects value of 100% acceleration of unvested options to purchase 62,501 shares of common stock as of September 30, 2007, if Mr. Gupta is not the Chief Executive Officer of the combined company following the change of control.

(4)  Reflects continued base salary for 12 months following termination.

(5) Reflects value of 100% acceleration of unvested options to purchase 43,961 shares of common stock.

(6)  Reflects continued base salary for 3 months following termination.

(7) Reflects value of 100% acceleration of unvested options to purchase 83,335 shares of common stock if Mr. Hamer is not the Chief Financial Officer of the combined company following the change of control.

(8) Reflects continued base salary for 3 months plus quarterly incentive compensation as averaged over the previous year, following termination.

(9) Reflects value of 100% acceleration of unvested options to purchase 61,980 shares of common stock and 25% acceleration of unvested options to purchase 15,000 shares of common stock.

(10) Reflects continued base salary (in U.S. dollars converted from Euros based on an exchange rate of 1.4219, the exchange rate as of September 30, 2007) for 12 months following termination.

(11) Reflects value of 100% acceleration of unvested options to purchase 105,000 shares of common stock.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of Keynote has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                                      COMPENSATION COMMITTEE

                                                            Jennifer Bolt
                                                            David Cowan
                                                            Deborah Rieman

                          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than the compensation arrangements that are described above in "Director Compensation" and "Executive Compensation", since October 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

     The charter of our audit committee adopted by our Board of Directors require that any transaction with a related party, other than compensation related matters, must be reviewed and approved or ratified, by our audit committee. The committee has not yet adopted policies or procedures for review of, or standards for approval of, these transactions.

        STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at our 2009 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by us at our principal executive offices no later than 120 calendar days before the one-year anniversary of the date of this proxy statement, or September 30, 2008. In accordance with our bylaws, written notice of any proposals of stockholders intended to be presented at the meeting but not included in our proxy materials must be received by us at our principal executive offices not less than 60 days nor more than 90 days before the one-year anniversary of the date of the annual meeting to which this proxy statement relates. For the 2009 Annual Meeting, such notice must be received between December 20, 2008 and January 19, 2009. Such notice must include information on the nominees for election and the business to be brought before the meeting. Such notice must also contain information concerning the stockholder submitting the proposal, including its name and address, the number and class of shares of our capital stock beneficially owned by such stockholder and any material interest that such stockholder has in the business proposed to be brought before the meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

      COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NASDAQ Global Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

     Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we found the following filing was late this year:

        Mr. Cowan failed to file a Form 4 related to a gift of 470 shares of common stock to a non-profit organization.




                                 OTHER BUSINESS

     The board of directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the board, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.